EXHIBIT (12)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  =============================================
                Computation of Ratio of Earnings to Fixed Charges
                -------------------------------------------------
                               Millions of Dollars


                                                                          Years Ended June 30
                                                        ------------------------------------------------------------
                                                        1994          1995         1996          1997         1998
                                                        ------        ------       ------        ------       ------
EARNINGS AS DEFINED
-------------------

Earnings from operations before income taxes
    after eliminating undistributed earnings
    of equity method investees                          $3,307        $4,022       $4,695        $5,274       $5,704

  Fixed charges, excluding capitalized interest            569           571          576           534          639
                                                        ------        ------       ------        ------       ------

    TOTAL EARNINGS, AS DEFINED                          $3,876        $4,593       $5,271        $5,808       $6,343
                                                        ======        ======       ======        ======       ======

FIXED CHARGES, AS DEFINED
-------------------------

  Interest expense (including capitalized interest)     $  501        $  511       $  493        $  457       $  548
  1/3 of rental expense                                     87            83           92            77           91
                                                        ------        ------       ------        ------       ------

    TOTAL FIXED CHARGES, AS DEFINED                     $  588        $  594       $  585        $  534       $  639
                                                        ======        ======       ======        ======       ======

    RATIO OF EARNINGS TO FIXED CHARGES                     6.6           7.7          9.0          10.9          9.9
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